Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement Nos. 333-200436, 333-200438, 333-233258 and 333-251570 on Form S-8 and No. 333-251569 on Form S-3ASR of Liberty Broadband Corporation of our report dated January 26, 2023, with respect to the consolidated financial statements of Charter Communications, Inc., and the effectiveness of internal control over financial reporting which report is incorporated by reference in the Form 10-K of Liberty Broadband Corporation dated February 17, 2023.

/s/ KPMG LLP

St. Louis, Missouri
February 16, 2023